Exhibit 4.72

Summary of the Private Instrument for Regulation of Rights and Obligations, entered into on January 7, 2021, in connection with Fazenda Rio do Meio.

Parties: Agrifirma Agro Ltda. (formerly known as Agrifirma Brasil S.A), as Rural Lessor; and Francisco Ferreira Camacho, as Rural Lessee.

Purpose: Private Instrument of Regulation of Rights and Obligations executed in connection with the Rural Lease Agreement of Fazenda Rio do Meio, entered into on June 24, 2016, as amended on March 23, 2017, in order to (i) release Francisco Ferreira Camacho’s financial obligations in the amount of R$500,000.00 assumed under the Rural Lease Agreement corresponding to the period of January and June 2020; (ii) consolidate existing debt concerning Francisco Ferreira Camacho’s financial obligations under the Rural Lease Agreement between the period of July and December 2020, in the amount of R$1,750,000.00; and (iii) extend to May 30, 2021, the maturity date of an installment owed by Francisco Ferreira Camacho, observed that the minimum amount should correspond to at least 30,000 soybean bags.